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                     August 14, 2023

       Jorge Martell
       Chief Financial Officer
       OneSpan Inc.
       121 West Wacker Drive, Suite 2050
       Chicago, Illinois 60601

                                                        Re: OneSpan Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 000-24389

       Dear Jorge Martell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology